Exhibit 10.1

Description of Changes to Non-Employee Director Compensation

On August 8, 2005, the 3M Company (the “Company”) Board of Directors, on the recommendation of the Nominating and Governance Committee, approved changes in the non-employees directors’ compensation effective July 1, 2005. The changes provide that the cash portion of the annual retainer increases from $55,000 to $75,000 and the additional annual retainer paid to committee chairs increases from $7,000 to 15,000. The portion of the annual retainer payable only in the Company’s common stock remains at $95,000. These changes are intended to keep the directors’ compensation competitive. Other elements of directors’ compensation remain unchanged.

The following table shows compensation payable to non-employee directors before and after this increase:

	Before Increase	After Increase
Portion of the Annual Retainer Payable in Cash	$55,000	$75,000
Portion of the Annual Retainer Payable Only in Common Stock	$95,000	$95,000
Total Annual Retainer	$150,000	$170,000

Additional Annual Retainer for Committee Chairs	$7,000	$15,000